Exhibit 10.2

January 8, 1999

Diane E. Offereins

18728 Thorntree Lane

Dallas, TX 75252-2697

Dear Diane:

I am delighted that you have decided to accept our offer as Executive Vice President and Chief Information Officer of Discover Financial Services. The revised terms we discussed are as follows:

The starting annual salary will be $400,000 with a 75% annual target bonus, with payout ranging from 0% to 200% based on Company and individual performance. For 1999 your minimum bonus will now be $400,000 (approximately 80% cash, with 20% going to MSDW Stock at a 20% discount). Your minimum guaranteed cash compensation for each of the first two years is $800,000, unless you voluntarily resign.

If a Change of Control occurs, other than a Discover Financial Services, Inc. IPO, you will be paid two years target annual compensation if you choose to leave the company because of lack of equivalent job opportunities. In addition, all restricted and stock options will vest.

In addition, your revised long-term bonus this year will be as follows:

Restricted Stock*	$225,000	(3,156 shares at $71.29; vesting 1/3 per year)
Discount on Restricted Stock*	$75,000	(1,052 shares at $71.29)
Stock Options*	$300,000	(12,623 shares at $71.29, vesting 1/3 per year)
Total	$600,000

You will also be eligible for long term compensation in 1999 and thereafter.

*Annual final price and share amounts will be determined based on the average price of the last seven trading days of November.

You will also be eligible for a $100,000 sign-on bonus and will be entitled to four weeks of vacation.

We are looking forward to having you join Discover Financial Services, Inc. If you have any questions regarding the above, please do not hesitate to call me.

Sincerely yours,

/s/ David W. Nelms

David W. Nelms

cc: M.T. Cunningham